Exhibit 5.1

McDermott
Will & Emery

Heidi Steele
Attorney at Law
hsteele@mwe.com
+1 312 984 3624

October 15, 2009

Merge Healthcare Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin  53214-5650

Re:          Merge Healthcare Incorporated
Registration Statement on Form S-3 (SEC No. 333-161689)

Ladies and Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the “Registration Statement”), under which Merge Healthcare Incorporated (the “Company”) intends to register 5,422,104 common shares, par value $.01 per share, of the Company (the “Common Shares”), that are currently outstanding and were issued in connection with the Company’s acquisition of Confirma, Inc.  These shares may be sold by stockholders of the Company from time to time.

In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth.  In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of common stock of the Company.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware as of the date hereof, including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any other jurisdiction.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott, Will & Emery

CHI99 5169829-2.082984.0025

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